Exhibit 99.1

FA EMAIL

Subject: CNL Healthcare Properties Announces Plans to Conduct an Estimated Net Asset Valuation Jan. 26, 2021

FOR BROKER-DEALER AND RIA USE ONLY.

Dear [First Name]:

On Jan. 26, 2021, CNL Healthcare Properties, Inc. announced that it has engaged Robert A. Stanger & Co., Inc., an independent investment banking firm, to assist with the preparation of its estimated net asset value (NAV) per share of its common stock as of Dec. 31, 2020.

•	The estimated NAV per share is expected to be announced on or about March 11, 2021.[1]

•

The estimated NAV per share will be established in accordance with the company’s valuation policy and certain methodologies set forth by the Investment Program Association (IPA), [2] a trade association for non-listed direct investment vehicles, in IPA Practice Guideline 2013-01 “Valuations of Publicly Registered Non-Listed REITs.” Stanger will also consider the IPA guidelines when developing its valuation analysis.

•

A webinar will be held on March 24, 2021, at 2:30 p.m. ET for shareholders and financial professionals. Register for the webinar at cnlhealthcareproperties.com/webinar, dial 888-788-0099 and enter meeting ID 847 9672 9397 to listen. A replay of the webinar and the accompanying slide presentation will be available within 48 business hours on cnlhealthcareproperties.com.

For additional information, please review the Form 8-K, contact your sales representative directly or call CNL Client Services at 866-650-0650, option 2.

1 CNL Healthcare Properties has made every effort to estimate the dates when information about the estimated NAV per share will be announced; however, it cannot guarantee these dates will not change.

2 There is no assurance that CNL Healthcare Properties’ adherence to any of the methodologies set forth in IPA Practice Guideline 2013-01 satisfies applicable compliance or other requirements of the SEC, FINRA or under ERISA with respect to the preparation and disclosure of its estimated NAV per share.

FOR BROKER-DEALER AND RIA USE ONLY.

There is no assurance the stated objectives will be met.

See SEC filing for complete details. This information is derived from the issuer’s public filings and does not replace or supersede any information provided therein.

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, will, continues, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict. The reader should not place undue reliance on forward-looking statements.

CHP-0121-1486083-BD